Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on November 22, 2004 by and between Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”), and Michael M. Searles, a resident of California (“Executive”).

RECITALS

A. The Company is a leading retailer and designer of leather outerwear, apparel, and accessories, with retail outlets throughout North America and a global sourcing network.

B. Executive is an experienced Executive in the retail industry.

C. The Company desires to employ Executive and Executive wishes to provide his services to the Company, subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1. Employment. Subject to all terms and conditions hereof, effective December 1, 2004 the Company shall employ Executive, and Executive shall accept such employment and perform services for the Company, upon the terms and conditions set forth in this Agreement.

2. Term of Employment. Unless terminated at an earlier date in accordance with Section 10 hereof, the term of Executive’s employment with the Company shall be for the period commencing on December 1, 2004 and ending on January 31, 2007 (the “Term”). In the event that Executive’s employment with the Company continues after expiration of the Term, employment shall be on such terms and conditions determined by the Company from time to time.

3. Position and Duties.

(a) Position with the Company. Commencing on December 15, 2004 and continuing for the duration of Executive’s employment with the Company during the Term, Executive shall serve as the Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”). As Chief Executive Officer, Executive shall have primary management responsibility for the Company, shall have all duties and powers customarily associated with the office of chief executive officer of a significant business enterprise, and shall perform such responsibilities as the Board may assign to him from time to time consistent with his position.

(b) Performance of Duties and Responsibilities. While Executive is employed by the Company hereunder, Executive shall serve the Company faithfully and to the best of his ability and shall devote his full time, attention and efforts to the business of the Company. Executive shall not accept other employment or engage in other material business activity, except as approved in writing by the Board, but may participate in charitable and personal investment activities to a reasonable extent, so long as such activities do not interfere with the performance of his duties and responsibilities hereunder. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement.

(c) Place of Employment. Executive’s primary place of employment with the Company shall be at the Company’s headquarters located in the Minneapolis-St. Paul metropolitan area and Executive shall perform his duties primarily from such location subject to business travel in the ordinary course of Executive’s performance of his duties.

4. Compensation.

(a) Base Salary. While Executive is employed by the Company hereunder during the Term, the Company shall pay to Executive an annual base salary of $580,000, less deductions and withholdings, which base salary shall be paid in accordance with the Company’s normal payroll policies and procedures. Commencing after Executive’s first full fiscal year of employment with the Company, the Compensation Committee of the Board shall review and may increase (but not reduce) Executive’s base salary in its sole discretion; provided, however, that the Compensation Committee may reduce Executive’s base salary if (i) such reduction is part of a general, pro-rata reduction in the base salaries of all executives of the Company implemented by the Board as a result of financial problems experienced by the Company, and (ii) Executive’s base salary is returned to its unreduced level on a prospective basis commencing upon the cessation of such financial problems, as determined by the Board.

(b) Signing Bonus. The Company shall pay to Executive a one-time signing bonus in the amount of $100,000, less deductions and withholdings, on the first regular payroll date of the Company following the commencement of Executive’s employment hereunder.

(c) Incentive Award. Commencing on January 30, 2005, Executive shall participate in the Company’s Executive and Key Management Incentive Plan as adopted effective May 26, 1996 and amended from time to time, or such other incentive plan as may be established by the Board from time to time for executive officers of the Company. (“Incentive Plan”). For each Plan Year (as defined in the Incentive Plan) during which Executive is employed hereunder during the Term, Executive’s target award under the Incentive Plan shall be 100% of Executive’s base salary, and the maximum incentive opportunity shall be 200% of Executive’s base salary.

(d) Stock Options. The Company shall grant to Executive on December 1, 2004, an option to purchase 350,000 shares of the common stock of the Company at an exercise price per share equal to 100% of the Fair Market Value (as defined in the Company’s 2000 Long Term Incentive Plan (“2000 Plan”)) on the date of grant (which, pursuant to the 2000 Plan, shall be the closing sale price per share on November 30, 2004), subject to the terms of the 2000 Plan and a stock option agreement in the form attached to this Agreement as Exhibit A, to be entered into by the Company and Executive.

(e) Employee Benefits. While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all such employee benefit plans and programs of the Company as are provided from time to time by the Company or its subsidiaries to senior executives of the Company, to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(f) Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of the duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

(g) Vacation. While Executive is employed by the Company hereunder, Executive shall receive not less than four (4) weeks per year of paid vacation time off in accordance with the Company’s policies for executives, to be taken at such times so as not to disrupt the operations of the Company.

(h) Relocation. Until such time that Executive relocates his residence to the Minneapolis-St. Paul metropolitan area, but not longer than 12 months following the commencement of Executive’s employment with the Company, the Company shall (i) provide suitable temporary furnished housing for Executive in the Minneapolis-St. Paul metropolitan area, including lease, utility, and other regular monthly housing-related costs, and (ii) reimburse Executive for the cost of coach class airfare for roundtrip travel by Executive from the Minneapolis-St. Paul metropolitan area to his home residence in California on an average frequency of once every two weeks (26 roundtrips during a 12-month period). Executive shall endeavor to schedule such home travel in a manner that does not unduly disrupt the operations of the Company. In addition, Executive shall be eligible for house hunting trips and relocation assistance in accordance with the Company’s relocation policy as currently in effect. To the extent that any benefits provided under this Section 4(h) are taxable to Executive, the Company shall provide Executive with a tax gross-up on such terms as set forth in the Company’s relocation policy as currently in effect.

5. Affiliated Entities. As used in this Agreement, “Affiliates” shall include the Company and each corporation, partnership, or other entity which controls the Company, is controlled by the Company, or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

6. Confidential Information. Except as permitted by the Board, Executive shall not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company or its Affiliates, any confidential, proprietary or secret knowledge or information of the Company or its Affiliates that Executive has acquired or shall acquire about the Company or its Affiliates, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or of its Affiliates, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company or of its Affiliates. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its Affiliates would be wrongful and would cause irreparable harm to the Company. Executive shall refrain from intentionally committing, and will take reasonable steps to avoid, any acts that would materially reduce the value of such knowledge or information to the Company or its Affiliates. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company or its Affiliates, or (iii) is required to be disclosed by law or legal process. Executive understands and agrees that his obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Executive under applicable statutory or common law.

7. Ventures. If, during Executive’s employment with the Company, Executive is engaged in or provides input into the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company.

8. Noncompetition and Nonsolicitation Covenants.

(a) Agreement Not to Compete. During Executive’s employment with the Company or any Affiliates and for a period of 24 consecutive months from and after the termination of Executive’s employment, whether such termination is with or without Cause, or whether such termination is initiated by Executive or the Company, Executive will not, without the express written authorization of the Board, directly or indirectly (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, member, consultant or otherwise) in North America or any other location in which the Company is then doing business, (i) provide services for or hold any interest in any person or entity primarily engaged in or planning to enter into the business of manufacturing, designing, marketing, distributing, or selling leather outerwear, leather apparel, or leather accessories (collectively “Leather Products”); or (ii) provide any services relating to the manufacturing, designing, marketing, distributing, or selling of Leather Products for any person or entity. Ownership by Executive, as a passive investment, of less than 1.0% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded on NASDAQ will not itself constitute a breach of this Section 8. Notwithstanding the foregoing, this Section 8(a) shall not be construed to prevent Executive, after the termination of Executive’s employment with the Company, from performing services for, or having any interest in, a general retail department store or other diversified retail business with a broad and diverse product mix that does not derive the majority of its revenues from Leather Products, so long as Executive’s primary responsibilities are not directly related to Leather Products and Executive is in compliance with his other obligations under Sections 6, 8(b) and 8(c) of this Agreement.

(b) Agreement Not to Hire. During Executive’s employment with the Company or any Affiliates and for a period of 24 consecutive months from and after the termination of Executive’s employment, whether such termination is with or without Cause, or whether such termination is initiated by Executive or the Company, Executive shall not, directly or indirectly, in any manner or capacity (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise) hire, engage or solicit any person who is then an employee or contractor of the Company or who was an employee or contractor of the Company at any time during the six-month period immediately preceding Executive’s termination of employment.

(c) Agreement Not to Solicit. During Executive’s employment with the Company or any Affiliates and for a period of 24 consecutive months from and after the termination of executive’s employment, whether such termination is with or without Cause, or whether such termination is initiated by Executive or the Company, Executive shall not, directly or indirectly in any manner or capacity (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise) solicit, request, advise or induce any then current customer, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company.

(d) Acknowledgment. Executive hereby acknowledges that the provisions of this Section 8 are reasonable and necessary to protect the legitimate interests of the Company, including but not limited to the Company’s trade secrets, confidential information, substantial relationships with existing or prospective customers, or customer goodwill. Executive hereby acknowledges that any violation of this Section 8 by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Executive violates any provision of this Section 8, the Company shall be entitled to an injunction, in addition to all the other remedies it may have, restraining Executive from violation or continuing to violate such provision.

(e) Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 8 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 8 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

9. Patents, Copyrights and Related Matters.

(a) Disclosure and Assignment. Executive shall immediately disclose to the Company any and all improvements and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company or any of its Affiliates with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company or its Affiliates, and (ii) any type of products, goods or services sold or used by the Company or its Affiliates. Any such improvements and inventions shall be the sole and exclusive property of the Company and executive shall immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such improvement and inventions as are specified in this Section 9(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefor, but at no expense to Executive, Executive shall sign any and all instruments deemed necessary by the Company for:

(i)	the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 9(a);

(ii)	the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

(iii)	the reviving, re-examining or renewing of any of such applications for letters patent.

This Section 9(a) shall not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company.

(b) Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise in connection with Executive’s services hereunder or knowledge of confidential and proprietary information of the Company, shall be the property of the Company and are hereby assigned by Executive to the Company of its Affiliates, along with ownership of any and all copyrights in the copyrightable material. Where applicable, works of authorship created by Executive relating to the Company or its Affiliates and arising out of Executive’s knowledge of confidential and proprietary information of the Company shall be considered “works made for hire,” as defined in the U.S. Copyright Act, as amended.

10. Termination of Employment.

(a) The Executive’s employment with the Company shall terminate immediately upon:

(i)	Executive’s receipt of written notice from the Company of the termination of his employment, effective as of the date indicated in such notice;

(ii)	Executive’s abandonment of his employment or his resignation;

(iii)	Executive’s Disability (as defined below); or

(iv) Executive’s death.

(b) The date upon which Executive’s termination of employment with the Company occurs shall be the “Termination Date.”

(c) Upon termination of Executive’s employment with the Company for any reason, Executive shall resign from all positions held as officer or director of the Company or its Affiliates effective on the Termination Date.

11. Payments upon Termination of Employment.

(a) If, prior to the end of the Term, (i) Executive’s employment with the Company is terminated by the Company for any reason other than for Cause (as defined below), or (ii) Executive resigns his employment for Good Reason (as defined below), then the Company shall, in addition to payment to Executive of his then current base salary and any incentive award earned by Executive pursuant to the terms and conditions of the Incentive Plan through the Termination Date, and subject to the conditions in Section 11(g):

(i)	pay to Executive as severance pay an amount equal to his then current base salary for a period of 12 consecutive months after the Termination Date;

(ii)	if Executive elects to continue for himself and his eligible dependents group health, dental and life insurance coverage with the Company following the Termination Date, pay the full cost of such coverage at the same level of coverage that was in effect as of the Termination Date for a period of 18 consecutive months after the Termination Date; and

(iii)	if Executive has been employed by the Company as of the Termination Date for at least six (6) months of the fiscal year in which the Termination Date occurs, pay to Executive any annual incentive award that would have been payable to him pursuant to Section 4(c) of this Agreement for such fiscal year as if Executive had been in the employ of the Company for the full fiscal year, based on actual Company performance for such fiscal year.

Any amount payable to Executive or for the benefit of Executive and his eligible dependents shall be subject to applicable deductions and withholdings. Severance pay pursuant to Section 11(a)(i) shall be paid to Executive by the Company in equal installments in accordance with the Company’s regular payroll schedule, commencing on the first normal payroll date of the Company following the expiration of the applicable rescission periods provided by law and continuing for twelve months thereafter. Any incentive award payable pursuant to Section 11(a)(iii) shall be paid to Executive at the same time as incentive awards for such fiscal year are paid to other executives of the Company.

(b) If Executive’s employment with the Company is terminated by reason of:

(i)	Executive’s abandonment of his employment or Executive’s resignation without Good Reason (as defined below);

(ii)	termination of Executive’s employment by the Company for Cause (as defined below);

(iii)	Executive’s Disability or death; or

(iv)	expiration of the Term of Executive’s employment with the Company, as specified in Section 2 hereof,

the Company shall pay to Executive or his beneficiary or his estate, as the case may be, his then current base salary and any incentive award earned by Executive pursuant to the terms and conditions of the Incentive Plan through the Termination Date.

(c) “Cause” hereunder shall mean:

(i)	an act or acts of dishonesty undertaken by Executive and intended to result in material personal gain or enrichment of Executive or others at the expense of the Company;

(ii)	unlawful conduct or gross misconduct that is willful and deliberate on Executive’s part and that, in either event, is materially injurious to the business or reputation of the Company;

(iii)	the conviction of Executive of a felony;

(iv)	failure of Executive to comply with the policies of the Company in effect from time to time relating to conflicts of interest, ethics, codes of conduct, insider trading, or discrimination and harassment, or other breach of Executive’s fiduciary duties to the Company, which failure or breach is materially injurious to the business or reputation of the Company; or

(v)	material breach of any terms and conditions of this Agreement by Executive, which breach has not been cured by Executive within 30 days after written notice thereof to Exeuctive from the Company.

(d) “Good Reason” hereunder shall mean:

(i)	material breach of any terms and conditions of this Agreement by the Company not caused by Executive, which breach has not been cured by the Company within ten days after written notice thereof to the Company from Executive;

(ii)	the assignment after December 15, 2004 of Executive without his consent to a position or material responsibilities or duties of a lesser status or degree than the position of Chief Executive Officer;

(iii)	relocation of Executive’s principal office for Company business, without Executive’s consent, to a location more than 30 miles outside the Minneapolis-St. Paul metropolitan area; or

(iv)	failure of any successor entity, by merger or purchase of all or substantially all of the assets of the Company, to assume the obligations of the Company hereunder as a result of the merger or by agreement.

(e) “Disability” hereunder shall mean a continuing condition of Executive that has been determined to meet the criteria set forth in the Long Term Disability Benefits component of the Wilsons The Leather Experts Welfare Benefit Plan, or similar successor long-term disability insurance plan, to render a participant eligible for long-term disability benefits under such plan, whether or not Executive is in fact covered by such plan. The determination shall be made by the insurer or third-party administrator of the plan or, if Executive is not covered by the plan, by the Company in its sole discretion.

(f) In the event of termination of Executive’s employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by Sections 11(a) or 11(b) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law, under the terms of any other applicable written agreement between Executive and the Company, or under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates.

(g) Notwithstanding the foregoing provisions of this Section 11, the Company shall not be obligated to make any payments to or for the benefit of Executive and his eligible dependents under Section 11(a) hereof unless: (i) Executive shall, if reasonably requested by the Board, remain employed by the Company for a transition period and complete such transitional duties as the Board may assign; (ii) Executive shall have signed a release of claims in favor of the Company and its Affiliates substantially in the form attached hereto as Exhibit B, and all applicable consideration and rescission periods provided by law shall have expired; and (iii) Executive is in strict compliance with the terms of this Agreement as of the dates of such payments. If pursuant to Section 11(a) and this Section 11(g), Executive signs and does not rescind the release in accordance with its terms, then the Company will agree not to authorize any of its officers, directors, employees or agents acting on its behalf to malign, defame or disparage the reputation or character of Executive. Notwithstanding the foregoing, nothing in this Section 11(g) will be interpreted to limit in any manner the good faith exercise of fiduciary responsibilities of any person as an officer or director of the Company, or to prohibit any person from cooperating with any civil or criminal investigation or giving truthful information in response to a valid subpoena or court order.

12. Return of Records and Property. Upon termination of Executive’s employment or at any time upon the Company’s request, Executive shall promptly deliver to the Company any and all Company and Affiliate records and any and all Company and Affiliate property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or its Affiliates.

13. Remedies.

(a) Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions of Sections 6, 8 or 9 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

(b) Arbitration. Except for disputes arising under Sections 6, 8 or 9 hereof, all disputes involving the interpretation, construction, application or alleged breach of this Agreement and all disputes relating to the termination of Executive’s employment with the Company shall be submitted to final and binding arbitration in Minneapolis, Minnesota. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award. All fees and expenses of the arbitrator shall be paid by the Company. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to alter in any way the provisions of this Agreement. The arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party. The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhaust such party’s administrative remedies under federal, state or local law.

14. Legal Expenses. Following commencement of Executive’s employment hereunder, the Company shall reimburse Executive for legal expenses incurred by Executive for the negotiation of this Agreement and the attached exhibits, up to a maximum amount of $12,000. Such reimbursement shall be paid to Executive on the next regular payroll date following receipt by the Company of appropriate documentation of such expenses and shall be subject to applicable tax withholdings.

15. Miscellaneous.

(a) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(b) Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in Hennepin County, State of Minnesota.

(c) Entire Agreement. This Agreement and the stock option agreement referenced in Section 4(d) contain the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(d) No Violation of Other Agreements or Obligations. Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound, including without limitation any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to his employment with the Company. Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others and agrees not to enter into any agreement either written or oral in conflict with this Agreement.

(e) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(f) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(g) Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement (i) to an Affiliate or (ii) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be “the Company” for purposes of all terms and conditions of this Agreement, including this Section 15(g).

(h) Notices. Notices required to be given under this Agreement must be in writing and will be deemed to have been given when notice is personally served, one business day after notice is sent by reliable overnight courier, or three business days after notice is mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of Executive or, in the case of the Company, to its principal office, to the attention of the Board, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt by the other party.

(i) Taxes. The Company shall deduct from any payments made and benefits provided to Executive hereunder any withholding or other taxes which the Company is required or authorized to deduct under applicable law.

(j) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(k) Severability. Subject to Section 8 hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(l) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(m) Survival. The parties acknowledge and agree that certain provisions of this Agreement, including but not limited to Sections 6, 8, 9, 11, 13 and 15 hereof, impose obligations that according to their terms survive termination of Executive’s employment or expiration of the Term. All such provisions shall survive termination of Executive’s employment and expiration of the Term.

Signature page to follow

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

WILSONS THE LEATHER EXPERTS INC.

By /s/ Michael T. Cowhig

Its Chair, Compensation Committee

/s/ Michael M. Searles

MICHAEL M. SEARLES

Exhibit B to Employment Agreement

RELEASE BY MICHAEL M. SEARLES

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	Wilsons means Wilsons The Leather Experts Inc., any company related to Wilsons The Leather Experts Inc. in the present or past (including without limitation its predecessors, parents, subsidiaries, affiliates, and joint venture partners), and any successors of Wilsons The Leather Experts Inc.

C.	Company means Wilsons; the present and past officers, directors, committees, and employees of Wilsons; any company providing insurance to Wilsons in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by Wilsons (other than multiemployer plans); the attorneys for Wilsons; and anyone who acted on behalf of Wilsons or on instructions from Wilsons.

D.	Employment Agreement means the Employment Agreement between Wilsons and me that I executed on November 22, 2004, including all of the documents attached to the Employment Agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, whether or not I now know about those rights, including without limitation:

1.	all claims arising out of or relating to my employment with Wilsons or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Minnesota Human Rights Act, the Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7. all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any claims for benefits under the terms and conditions of any retirement, pension, profit sharing, welfare benefit or other employee benefit plan of the Company in which I am a participant as of the termination of my employment; any claims for breach of Section 11 of the Employment Agreement; or any claims that I may have to indemnification from Wilsons as provided under the charter documents of Wilsons, any general liability or officers’ and directors’ liability insurance policies maintained by Wilsons, or applicable law.

Agreement to Release My Claims. I will receive consideration from Wilsons as set forth in the Employment Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from Wilsons if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

Additional Agreements and Understandings. Even though Wilsons will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Cooperation/Non-Disparagement. At the Company’s reasonable request and upon reasonable notice, I will, from time to time and without further consideration, timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents as may be necessary or appropriate to formalize and complete the Company’s corporate records and, for up to five (5) hours in any calendar month (on a non-cumulative basis) for one year following the termination of my employment, discuss and consult with the Company regarding other matters relating to my responsibilities while employed by the Company. I will not malign, defame, or disparage the reputation, character, image, products, or services of the Company, or the reputation or character of the Company’s directors, officers, employees, or agents.

Acknowledgement of Continuing Obligations. I acknowledge and agree that certain of my obligations under the Employment Agreement, including but not limited my obligations under Sections 6, 8, 9, 11, 13, and 15 of the Employment Agreement, survive the termination of my employment with the Company. I represent that I am in compliance, and shall continue to comply, with all such continuing obligations under the Employment Agreement.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I acknowledge that I may take up to 21 days to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Wilsons by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Wilsons by hand or by mail within the 15-day rescission period. All deliveries must be made to Wilsons at the following address:

Vice President – Human Resources
Wilsons The Leather Experts Inc.
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be postmarked within the period stated above and properly addressed to Wilsons at the address stated above.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Wilsons. No child support orders, garnishment orders, or other orders requiring that money owed to me by Wilsons be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement and the Release signed by Wilsons. I am voluntarily releasing My Claims against the Company. I intend this Release to be legally binding.

Dated:	Michael M. Searles